BYLAWS
OF
ILLUMINA, INC.
Amended and Restated
as of February 1, 2023

TABLE OF CONTENTS
ARTICLE I CORPORATE OFFICES	1
1.1 REGISTERED OFFICE	1
1.2 OTHER OFFICES	1
ARTICLE II MEETINGS OF STOCKHOLDERS	1
2.1 PLACE OF MEETINGS	1
2.2 ANNUAL MEETING	1
2.3 SPECIAL MEETING	1
2.4 NOTICE OF STOCKHOLDERS’ MEETINGS	3
2.5 MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE	3
2.6 QUORUM	3
2.7 ADJOURNED MEETING; NOTICE	3
2.8 VOTING; PARTICIPATION	3
2.9 WAIVER OF NOTICE	4
2.10 RECORD DATE FOR STOCKHOLDER NOTICE; VOTING; GIVING CONSENTS	4
2.11 PROXIES	4
2.12 LIST OF STOCKHOLDERS ENTITLED TO VOTE	4
2.13 NOMINATIONS FOR DIRECTORS	5
2.14 PROXY ACCESS FOR DIRECTOR NOMINATIONS	7
2.15 BUSINESS AT MEETINGS OF STOCKHOLDERS	12
ARTICLE III DIRECTORS	13
3.1 POWERS	13
3.2 NUMBER OF DIRECTORS; ELECTION; AND TERM OF OFFICE OF DIRECTORS	13
3.3 QUALIFICATION OF DIRECTORS	13
3.4 RESIGNATION AND VACANCIES	13
3.5 PLACE OF MEETINGS; MEETINGS BY TELEPHONE	14
3.6 FIRST MEETINGS	14
3.7 REGULAR MEETINGS	14
3.8 SPECIAL MEETINGS; NOTICE	14
3.9 QUORUM	14
3.10 WAIVER OF NOTICE	14
3.11 ADJOURNED MEETING; NOTICE	15
3.12 BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING	15
3.13 FEES AND COMPENSATION OF DIRECTORS	15
3.14 APPROVAL OF LOANS TO OFFICERS	15
3.15 REMOVAL OF DIRECTORS	15
3.16 MAJORITY VOTING	15
ARTICLE IV COMMITTEES	15
4.1 COMMITTEES OF DIRECTORS	15
4.2 COMMITTEE MINUTES	16
4.3 MEETINGS AND ACTION OF COMMITTEES	16
ARTICLE V OFFICERS	16
5.1 OFFICERS	16
5.2 ELECTION OF OFFICERS	16

5.3 SUBORDINATE OFFICERS	16
5.4 REMOVAL AND RESIGNATION OF OFFICERS	16
5.5 VACANCIES IN OFFICES	16
5.6 CHAIRMAN OF THE BOARD	16
5.7 CHIEF EXECUTIVE OFFICER	17
5.8 PRESIDENT	17
5.9 VICE PRESIDENT	17
5.10 SECRETARY	17
5.11 TREASURER	17
5.12 ASSISTANT SECRETARY	17
5.13 ASSISTANT TREASURER	18
5.14 AUTHORITY AND DUTIES OF OFFICERS	18
ARTICLE VI INDEMNITY	18
6.1 INDEMNIFICATION OF DIRECTORS AND OFFICERS	18
6.2 INDEMNIFICATION OF OTHERS	18
6.3 INSURANCE	18
6.4 ADVANCEMENT	18
ARTICLE VII RECORDS AND REPORTS	18
7.1 MAINTENANCE AND INSPECTION OF RECORDS	18
7.2 INSPECTION BY DIRECTORS	19
7.3 ANNUAL STATEMENT TO STOCKHOLDERS	19
7.4 REPRESENTATION OF SHARES OF OTHER CORPORATIONS	19
ARTICLE VIII GENERAL MATTERS	19
8.1 CHECKS	19
8.2 EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS	19
8.3 STOCK CERTIFICATES; PARTLY PAID SHARES	19
8.4 SPECIAL DESIGNATION ON CERTIFICATES	20
8.5 LOST CERTIFICATES	20
8.6 CONSTRUCTION; DEFINITIONS	20
8.7 DIVIDENDS	20
8.8 FISCAL YEAR	20
8.9 SEAL	20
8.10 TRANSFER OF STOCK	21
8.11 STOCK TRANSFER AGREEMENTS	21
8.12 REGISTERED STOCKHOLDERS	21
8.13 SEVERABILITY	21
ARTICLE IX AMENDMENTS	21
ARTICLE X DISSOLUTION	21
ARTICLE XI CUSTODIAN	22
11.1 APPOINTMENT OF A CUSTODIAN IN CERTAIN CASES	22
11.2 DUTIES OF CUSTODIAN	22
ARTICLE XII EXCLUSIVE FORUM FOR ADJUDICATION OF DISPUTES	22
12.1 FORUM FOR ADJUDICATION OF DISPUTES	22

BYLAWS OF ILLUMINA, INC.
ARTICLE I
CORPORATE OFFICES
1.1 REGISTERED OFFICE
The registered office of the corporation shall be 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware. The name of the registered agent of the corporation at such location is Corporation Trust Company.
1.2 OTHER OFFICES
The board of directors may at any time establish other offices at any place or places where the corporation is qualified to do business.
ARTICLE II
MEETINGS OF STOCKHOLDERS
2.1 PLACE OF MEETINGS
Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the board of directors. The board of directors may, in its sole discretion, determine that the meeting shall not be held at any place but may instead be held by means of remote communication as authorized by Section 211 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”). In the absence of any such designation, stockholders’ meetings shall be held at the registered office of the corporation.
2.2 ANNUAL MEETING
The annual meeting of stockholders shall be held each year on a date and at a time designated by the board of directors. In the absence of such designation, the annual meeting of stockholders shall be held on the Second Tuesday of May in each year at 10:00 a.m. However, if such day falls on a legal holiday, then the meeting shall be held at the same time and place on the next succeeding full business day. At the meeting, directors shall be elected and any other proper business may be transacted.
2.3 SPECIAL MEETING
A special meeting of the stockholders, for any purpose or purposes, unless otherwise required by law, may be called only as set forth in Article XI of the certificate of incorporation and these bylaws.
In order for a stockholder requested special meeting under Article XI of the certificate of incorporation and these bylaws (a “Stockholder Requested Special Meeting”) to be called, one or more written requests for a special meeting (each, a “Stockholder Special Meeting Request,” and collectively, the “Stockholder Special Meeting Requests”) must be signed by the Requisite Special Meeting Percent (as such term is defined in the certificate of incorporation) of record holders (or their duly authorized agent(s)) and must be delivered to the secretary of the corporation. The Stockholder Special Meeting Request(s) shall be delivered to the secretary of the corporation at the principal executive offices of the corporation by registered mail, return receipt requested. To be validly made in accordance with these bylaws, a Stockholder Special Meeting Request must:
(a)set forth a statement of the specific purpose(s) of the meeting and the matters proposed to be acted on at it;
(b)as to each purpose for which the meeting is to be called, set forth (A) a reasonably brief description of such purpose, (B) a reasonably brief description of the specific proposal to be made or business to be conducted at the special meeting in connection with such purpose, (C) the text of any proposal or business to be considered at the special meeting in connection with such purpose (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend these bylaws, the language of the proposed amendment), (D) the reasons for calling a special meeting of the stockholders for such purpose, and (E) a reasonably brief description of any material interest of each requesting party (as defined in the certificate of incorporation) in any proposal or business to be considered at the special meeting in connection with such purpose;
(c)bear the date of signature of each record holder (or duly authorized agent) signing the Stockholder Special Meeting Request;

(d)set forth (A) the name and address, as they appear in the corporation’s stock ledger, of each such record holder (or on whose behalf the Stockholder Special Meeting Request is signed) and (B) the class, if applicable, and the number of shares of common stock of the corporation that are owned of record and beneficially by each such stockholder;
(e)include documentary evidence (A) of each such stockholder’s record and beneficial ownership of such stock and (B) that the ownership of common stock of the corporation by the requesting party(ies) satisfies the Requisite Special Meeting Percent;
(f)include (A) an acknowledgment of the requesting party(ies) that any disposition by such stockholder(s) after the delivery to the corporation of the Stockholder Special Meeting Request of any shares of common stock of the corporation shall be deemed a revocation of the Stockholder Special Meeting Request with respect to such shares and that such shares will no longer be included in determining whether the Requisite Special Meeting Percent has been satisfied and (B) a commitment by such stockholder(s) to continue to satisfy the Requisite Special Meeting Percent through the date of the Stockholder Requested Special Meeting and to notify the corporation upon any disposition of any shares of the corporation’s common stock;
(g)set forth a representation that each record holder or beneficial owner requesting the special meeting, or one or more representatives of each such record holder or beneficial owner, intends to appear in person at the special meeting to present the business bought before the special meeting;
(h)set forth all information relating to each such stockholder that must be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and
(i)contain the information required by the third full paragraph of Section 2.15 of these bylaws, to the extent not already provided as required by this Section 2.3.
Each requesting party is required to supplement and update the information required by the foregoing clauses (a) through (i), as necessary, so that such information shall be true and correct as of the fifth (5th) business day prior to the Stockholder Requested Special Meeting.
In determining whether a special meeting of the stockholders has been validly requested by stockholders satisfying, in the aggregate, the Requisite Special Meeting Percent, multiple Stockholder Special Meeting Requests delivered to the secretary of the corporation will be considered together only if each such Stockholder Special Meeting Request (x) identifies substantially the same purpose(s) of or business intended to be brought before the special meeting of the stockholders of the corporation and substantially the same reasons for conducting such business at the special meeting, as determined by the board of directors, and (y) has been dated and delivered to the secretary of the corporation within sixty (60) days of the earliest dated Stockholder Special Meeting Request relating to such business.
Any requesting party may revoke its special meeting request at any time by written revocation delivered to the secretary of the corporation at the principal executive offices of the corporation by registered mail, return receipt requested, and if, following such revocation or any time after the delivery of a valid Stockholder Special Meeting Request, there are unrevoked requests from stockholders holding in the aggregate less than the Requisite Special Meeting Percent, the board of directors, in its discretion, may cancel the special meeting. The requesting party(ies) shall certify in writing to the secretary of the corporation on the fifth (5th) business day prior to the Stockholder Requested Special Meeting as to whether such stockholder(s) continue to satisfy the Requisite Special Meeting Percent.
Notwithstanding the foregoing, the secretary of the corporation shall not be required to call a Stockholder Requested Special Meeting if:
(a)the board of directors calls an annual or special meeting of the stockholders to be held not later than 60 days after the date on which a valid Stockholder Special Meeting Request has been delivered to the secretary of the corporation (the “Delivery Date”) relating to an identical or substantially similar item (a “Similar Item”) (as determined by the board of directors) to the item identified in the Stockholder Special Meeting Request(s); or
(b)the Stockholder Special Meeting Request(s) (A) is received by the secretary of the corporation during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting; (B) contains a Similar Item to an item that was presented at any meeting of stockholders held within one hundred and twenty (120) days prior to the Delivery Date; (C) relates to an item of business that is not a proper subject for stockholder action under applicable law; (D) was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law; or (E) does not comply with the provisions of this Section 2.3.
Any special meeting shall be held at such date, time and place, if any, as may be fixed by the board of directors in accordance with these bylaws and the DGCL. In the case of a Stockholder Requested Special Meeting, such meeting shall be held at such date, time and place, if any, as may be fixed by the board of directors, on condition that the date of any Stockholder Requested Special Meeting shall be not more than one hundred and twenty (120) days after the Delivery Date. In fixing a date, time and place, if any, for any Stockholder Requested Special Meeting, the board of directors may consider such factors as it deems relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for meeting and any plan of the board of directors to call an annual meeting or a special meeting. The board of directors may postpone or reschedule any special meeting of the stockholders. Nothing herein shall be construed (i) to give any stockholder a right to fix the date, time, or place, if any, of, or to fix any record date for, any special meeting of the stockholders of the corporation or (ii) as limiting, fixing or affecting the time when a special meeting of the stockholders called by action of the board of directors may be held.
Only such business shall be conducted at a special meeting of the stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting. Business transacted at any Stockholder Requested Special Meeting shall be limited to the business stated in the Stockholder Special Meeting Request(s), except that nothing herein shall prohibit the board of directors from submitting matters, whether or not described in the Stockholder Special Meeting Request(s), to the stockholders at any Stockholder Requested Special Meeting. Notwithstanding the provisions of this Section 2.3 of these bylaws, unless otherwise required by law, if the stockholders (or qualified representatives of the stockholders) who submitted Stockholder Special Meeting Requests do not appear at the Stockholder Requested Special Meeting for the presentation of the matters that were specified in the Stockholder Special Meeting Request, the corporation need not present such matters for a vote at such meeting. Nothing herein will limit the power of the board of directors or chairperson appointed for any special meeting in respect of the conduct of any such meeting.
2.4 NOTICE OF STOCKHOLDERS’ MEETINGS
All notices of meetings with stockholders shall be in writing and shall be sent or otherwise given in accordance with Section 2.5 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, date, and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Business transacted at a special meeting of the stockholders shall be confined to the purpose or purposes of the meeting specified in the notice of meeting (or supplement or amendment thereto) given by or at the direction of the board of directors. Stockholders may not make nominations for directors before a special meeting of the stockholders.
2.5 MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE
Written notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation. An affidavit of the secretary or an assistant secretary or of the transfer agent of the corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
2.6 QUORUM
The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy (including, for the avoidance of doubt, abstentions and broker non-votes), shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum is not present or represented at any meeting of the stockholders, then the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.
2.7 ADJOURNED MEETING; NOTICE
When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
2.8 VOTING; PARTICIPATION

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.12 of these bylaws, subject to the provisions of Sections 217 and 218 of the DGCL (relating to voting rights of fiduciaries, pledgors and joint owners of stock and to voting trusts and other voting agreements).
Except as may be otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.
If authorized by the board of directors, and subject to such guidelines and procedures as the board of directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication, participate in the meeting and be deemed present in person and vote at the meeting, whether such meeting is to be held at a designated place or solely by means of remote communication; provided that (a) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (b) the corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (c) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.
2.9 WAIVER OF NOTICE
Whenever notice is required to be given under any provision of the DGCL or of the certificate of incorporation or these bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice unless so required by the certificate of incorporation or these bylaws.
2.10 RECORD DATE FOR STOCKHOLDER NOTICE; VOTING; GIVING CONSENTS
In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action.
If the board of directors does not so fix a record date:
1.The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.
2.The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the board of directors is necessary, shall be the day on which the first written consent is expressed.
3.The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.
A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.
2.11 PROXIES
Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action may authorize another person or persons to act for him by a written proxy, signed by the stockholder and filed with the secretary of the corporation, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be deemed signed if the stockholder’s name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission or otherwise) by the stockholder or the stockholder’s attorney-in-fact. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212(e) of the DGCL. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use of the board of directors.
2.12 LIST OF STOCKHOLDERS ENTITLED TO VOTE

The officer who has charge of the stock ledger of a corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.
2.13 NOMINATIONS FOR DIRECTORS
Nominations of persons for election to the board of directors of the corporation may be made only (i) by the board of directors at any meeting of stockholders and (ii) at an annual meeting of stockholders, by any stockholder of the corporation who is entitled to vote for the election of directors and who has complied with the procedures established by this Section 2.13. For a nomination to be properly brought before an annual meeting by a stockholder, the stockholder intending to make the nomination or bring other business before a meeting of shareholders, as the case may be (the “Proponent”) must have given timely and proper notice thereof in writing to the secretary of the corporation, in accordance with, and containing all information and the completed questionnaire provided for in, this Section 2.13. The number of nominees a Proponent may nominate at a meeting (or in the case of a Proponent giving notice on behalf of any Stockholder Associated Person (as defined below), the number of nominees a Proponent may nominate for election at a meeting on behalf of such Stockholder Associated Person) shall not exceed the number of directors to be elected at such meeting.
To be timely, a Proponent’s notice must be delivered to or mailed to the secretary of the corporation and received at the principal executive offices of the corporation prior to the close of business not less than ninety (90) nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, in the event the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by the corporation not later than the close of business on the later of the 90th day prior to the date of the meeting or the 10th day following the date of Public Disclosure (defined below) of the date of the annual meeting. In no event shall any adjournment or postponement of an annual meeting of stockholders or announcement thereof commence a new time period or extend any time period for the giving of a Proponent’s notice as required by this Section 2.13.
A Proponent’s notice to the secretary shall set forth: (a) as to each person the Proponent proposes to nominate for election as a director at the annual meeting, (i) the name, age, business address, residence address and telephone number of such nominee and the name, business address and residence address of any Nominee Associated Persons (defined below), (ii) the principal occupation or employment of such nominee, (iii) the class and number of shares of stock of the corporation that are owned (beneficially and of record) by or on behalf of such nominee and by or on behalf of any Nominee Associated Person as of the date of the Proponent’s notice, (iv) a description of such nominee’s qualifications to be a director and (v) a statement as to whether such nominee would be an independent director, and the basis therefor, under the listing standards of the Nasdaq Global Market and the corporation’s Corporate Governance Guidelines and (b) as to the Proponent and any Stockholder Associated Person (defined below) on whose behalf the nomination is being made, (i) the name and address of the Proponent, and any holder of record of the Proponent’s shares of stock, as they appear on the corporation’s books, and of any Stockholder Associated Person, (ii) the class and number of shares of stock of the corporation that are owned (beneficially and of record) by or on behalf of the Proponent and by or on behalf of any Stockholder Associated Person as of the date of the Proponent’s notice, the date such shares were acquired and the investment intent with respect thereto, (iii) a representation and agreement that the Proponent will notify the corporation in writing of the class and number of shares of stock of the corporation that are owned (beneficially and of record) by or on behalf of the Proponent and by or on behalf of any Stockholder Associated Person as of the record date for the meeting, not later than the close of business on the third business day following the later of the record date or the date of Public Disclosure of the record date, (iv) a description of all purchases and sales of, or other transactions involving in any way, shares of stock of the corporation by or on behalf of the Proponent and by or on behalf of any Stockholder Associated Person during the 24-month period prior to the date of the Proponent’s notice, including the date of the transactions, the class and number of shares and the consideration (without regard to whether such shares were or were not owned by the Proponent or any such person), (v) a description of any agreement, arrangement or understanding, including any Derivative Instrument (defined below), that has been entered into or is in effect as of the date of the Proponent’s notice, by or on behalf of the Proponent, any Stockholder Associated Person, any nominee or any Nominee Associated Person, the effect or intent of which agreement, arrangement or understanding is to mitigate loss to, manage risk or benefit of stock price changes for, or increase or decrease the voting power of, the Proponent, any Stockholder Associated Person, any nominee or any Nominee Associated Person with respect to the corporation’s securities, (vi) a representation and agreement that the Proponent will notify the corporation in writing of any such agreement, arrangement or understanding, including any Derivative Instrument, that has been entered into or is in effect as of the record date for the meeting, not later than the close of business on the third business day following the later of the record date or the date of Public Disclosure of the record date, (vii) a description of any other agreement, arrangement or understanding that has been entered into or is in effect as of the date of the Proponent’s notice, between or among the Proponent, any Stockholder Associated Person, any nominee, any Nominee Associated Person or any other person, and that relates to such nomination or such nominee’s service as a director of the corporation, (viii) a representation and agreement that the Proponent will notify the corporation in writing of any agreement, arrangement or understanding of the type described in clause (vii) above that has been entered into or is in effect as of the record date for the meeting, not later than the close of business on the third business day following the later of the record date or the date of Public Disclosure of the record date, (ix) a representation that the Proponent is the holder of record or beneficial owner of shares of stock of the corporation entitled to vote for the election of directors at the annual meeting and intends to appear in person or by proxy at the meeting to nominate any such nominee and (x) a representation that the Proponent and any other Stockholder Associated Person that intends to solicit proxies in support of director nominees other than the corporation’s nominees will (1) solicit proxies from holders of the outstanding capital stock of the corporation representing at least 67% of the voting power of shares of capital stock entitled to vote on the elections of directors, (2) include a statement to that effect in its proxy statement and/or form of proxy, (3) otherwise comply with Rule 14a-19 promulgated under the Exchange Act and (4) provide the secretary of the corporation, not less than five business days prior to the meeting or any adjournment, postponement or rescheduling thereof, with reasonable documentary evidence (as determined by the secretary of the corporation in good faith) that such Proponent and other Stockholder Associated Persons complied with such representations (the “Section 2.13(b)(x) Representation”).
The Proponent’s notice shall also include (i) the written consent of each proposed nominee to be named in any proxy statement and any associated proxy card for the applicable meeting as a nominee and to serve as a director, if elected, and (ii) a completed questionnaire (in the form provided by the secretary of the corporation upon request by the Proponent) signed by such nominee with respect to information of the type required by the corporation’s questionnaires for directors and officers of the corporation in connection with the annual meeting of stockholders and various reports to the Securities and Exchange Commission. The questionnaire shall also include a representation and agreement that such nominee (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such nominee, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been, or will not be within three business days thereafter, disclosed to the corporation or (B) any Voting Commitment that could limit or interfere with the nominee’s ability to comply, if elected as a director of the corporation, with such nominee’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the corporation that has not been, or will not be within three business days thereafter, disclosed to the corporation and (iii) in such nominee’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply, with applicable law and all applicable corporate governance, code of conduct and ethics, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies and guidelines of the corporation.
If a Proponent no longer intends to solicit proxies in accordance with its Section 2.13(b)(x) Representation, such Proponent shall inform the corporation of this change by delivering a notice in writing to the secretary of the corporation no later than two business days after the occurrence of such change.
No person proposed to be nominated by a stockholder shall be eligible for election as a director of the corporation unless such person is nominated in accordance with the procedures set forth in this Section 2.13. The chairman of the meeting shall have the power and duty to determine whether the nomination was properly made in accordance with the provisions of this Section 2.13, and if the Proponent intending to nominate a person for election as a director of the corporation at an annual meeting pursuant to this Section 2.13 does not give timely and proper notice thereof in writing to the secretary of the corporation, in accordance with, and containing all information and the completed questionnaire provided for in, this Section 2.13, or fails to comply with the representations required by Section 2.13 (including with respect to Stockholder Associated Persons), or if the Proponent (or a qualified representative of the Proponent) does not appear at the meeting to nominate such person for election as a director of the corporation, then, in any such case, such proposed nomination shall not be made, the chairman of the meeting shall declare to the meeting that such nomination was not properly made and such nomination shall be disregarded and no vote shall be taken with respect thereto, notwithstanding the fact that proxies in respect of such nomination may have been solicited or obtained.
For purposes of these bylaws:
“Derivative Instrument” means any option, warrant, convertible security, stock appreciation right, swap or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of stock of the corporation or with a value derived in whole or in part from the value of any class or series of shares of stock of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of shares of stock of the corporation or otherwise directly or indirectly owned and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of stock of the corporation.
“Nominee Associated Person” of any nominee for election as a director means (i) any affiliate or associate (as such terms are defined for purposes of the Exchange Act) of the nominee and any other person acting in concert with any of the foregoing, (ii) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such nominee and (iii) any person controlling, controlled by or under common control with such Nominee Associated Person.
“Public Disclosure” means disclosure made in a press release reported by Dow Jones News Service, Associated Press or a comparable national news service or in a document filed by the corporation pursuant to Section 13, 14 or 15(d) of the Exchange Act.
“Stockholder Associated Person” of any stockholder means (i) any affiliate or associate (as such terms are defined for purposes of the Exchange Act) of the stockholder and any other person acting in concert with any of the foregoing, (ii) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person.
2.14 PROXY ACCESS FOR DIRECTOR NOMINATIONS
Whenever the board of directors solicits proxies with respect to an annual meeting of stockholders, the corporation shall include in its proxy statement the name, together with the Required Information (defined below), of any Proxy Access Nominee (defined below) identified in a timely notice that satisfies this Section 2.14, delivered by one or more stockholders who at the time the request is delivered satisfy, or are acting on behalf of persons who satisfy, the ownership and other requirements of this Section 2.14 (such stockholder or stockholders, and any person on whose behalf they are acting, the “Eligible Stockholder”), and who expressly elects at the time of providing the notice required by this Section 2.14 (the “Notice of Proxy Access Nomination”) to have its nominee included in the corporation’s proxy materials pursuant to this Section 2.14.
To be timely, a Notice of Proxy Access Nomination must be delivered to the secretary of the corporation so as to be received at the principal executive offices of the corporation, in the case of an annual meeting, not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the anniversary date of the corporation’s proxy statement for the immediately preceding annual meeting (the last day on which a Notice of Proxy Access Nomination may be delivered, the “Final Proxy Access Nomination Date”). In the event that the date of the regularly scheduled annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the Eligible Stockholder must be so delivered not earlier than the 150th day prior to such annual meeting and not later than the close of business on the later of (x) the 120th day prior to such annual meeting and (y) the 10th day following the day on which public announcement of the date of such meeting is first made to be timely. In the event that no annual meeting was held in the previous year, or in the case of a special meeting called for the purpose of electing directors, the Notice of Proxy Access Nomination must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. In no event shall any adjournment or postponement of a meeting or the public disclosure thereof commence a new time period (or extend any time period) for the giving of a Notice of Proxy Access Nomination as described above.
For purposes of this Section 2.14, “Proxy Access Nominee” shall mean a person properly nominated for director by a stockholder in accordance with this Section 2.14. The “Required Information” that the corporation will include in its proxy statement is (i) the information concerning the Proxy Access Nominee and the Eligible Stockholder that, as determined by the corporation, would be required to be disclosed in a proxy statement or other filings required to be filed pursuant to Regulation 14A (the “Proxy Rules”) under the Exchange Act and (ii) if the Eligible Stockholder so elects, a Statement (defined below).
The corporation shall not be required to include a Proxy Access Nominee in its proxy materials for any meeting of stockholders for which (i) the secretary of the corporation receives a notice that the Eligible Stockholder has nominated a person for election to the board of directors pursuant to the notice requirements set forth in Section 2.13 of these bylaws and (ii) the Eligible Stockholder does not expressly elect at the time of providing the notice to have its nominee included in the corporation’s proxy materials pursuant to this Section 2.14.
The maximum number of Proxy Access Nominees (the “Permitted Number”) that must be included in the corporation’s proxy materials pursuant to this Section 2.14 shall not exceed the greater of two directors or 20% of the number of directors currently serving on the board as of the Final Proxy Access Nomination Date, rounded down to the nearest whole number. The following persons shall be considered Proxy Access Nominees for purposes of determining when the maximum number of Proxy Access Nominees provided for in this Section 2.14 has been reached: (1) any Proxy Access Nominee that was submitted by an Eligible Stockholder for inclusion in the corporation’s proxy materials pursuant to this Section 2.14 whom the board decides to nominate as a board nominee, (2) any Stockholder nominee whose nomination is subsequently withdrawn and (3) any director who had been a Proxy Access Nominee at any of the preceding three annual meetings and whose reelection at the upcoming annual meeting is being recommended by the Board. The Permitted Number shall be reduced by the number of director candidates for which the corporation shall have received one or more valid notices that a stockholder (other than an Eligible Stockholder) intends to nominate director candidates at such annual meeting of stockholders pursuant to Section 2.13; provided, further, that in the event that one or more vacancies for any reason occurs on the board of directors at any time after the Final Proxy Access Nomination Date and before the date of the applicable annual meeting of stockholders and the board of directors resolves to reduce the size of the board of directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced.
In the event that the number of Proxy Access Nominees submitted by Eligible Stockholders pursuant to this Section 2.14 exceeds the Permitted Number, each Eligible Stockholder shall select one Proxy Access Nominee for inclusion in the corporation’s proxy materials until the maximum number is reached, going in the order of the amount (largest to smallest) of shares of the corporation’s capital stock owned by each Eligible Stockholder as disclosed in the written notice of the nomination submitted to the corporation. If the maximum number is not reached after each Eligible Stockholder has selected one Proxy Access Nominee, this selection process shall continue as many times as necessary, following the same order each time, until the maximum number is reached.
An Eligible Stockholder must have owned 3% or more of the corporation’s outstanding capital stock continuously for at least three years (the “Required Shares”) as of both the date the written notice of the nomination is delivered to or mailed and received by the corporation in accordance with this Section 2.14, and the record date for determining stockholders entitled to vote at the meeting. For purposes of satisfying the foregoing ownership requirement under this Section 2.14, the shares of common stock owned by one or more stockholders, or by the person or persons who own shares of the corporation’s common stock and on whose behalf any stockholder is acting, may be aggregated, provided that the number of stockholders and other persons whose ownership of shares is aggregated for such purpose shall not exceed 20. Two or more funds that are (i) under common management and investment control, (ii) under common management and funded primarily by a single employer or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940 (the “Investment Company Act”) (such funds together under each of (i), (ii) or (iii) comprising a “Qualifying Fund”) shall be treated as one owner for the purpose of determining the aggregate number of stockholders in this paragraph, and treated as one person for the purpose of determining “ownership” as defined in this Section 2.14; provided that each fund comprising a Qualifying Fund otherwise meets the requirements set forth in this Section 2.14. With respect to any one particular annual meeting, no person may be a member of more than one group of persons constituting an Eligible Stockholder under this Section 2.14.
For purposes of this Section 2.14, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of the corporation’s capital stock as to which the stockholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (x) sold by such Eligible Stockholder or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such Eligible Stockholder or any of its affiliates for any purposes or purchased by such Eligible Stockholder or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the corporation’s capital stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such stockholder’s or affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such stockholder or affiliate. An Eligible Stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder’s ownership of shares shall be deemed to continue during any period in which (i) the person has loaned such shares; provided that the person has the power to recall such loaned shares on no more than five business days’ notice; or (ii) the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the person. Whether outstanding shares of the corporation’s capital stock are “owned” for these purposes shall be determined by the board of directors, which determination shall be conclusive and binding on the corporation and its stockholders. For purposes of this Section 2.14, the term “affiliate” shall have the meaning ascribed thereto in the regulations promulgated under the Exchange Act.
The Eligible Stockholder (including each member of a group of persons that is an Eligible Stockholder hereunder) must provide, with its timely notice of nomination, the following information in writing to the secretary (in addition to the information required to be provided by Section 2.13, other than the Section 2.13(b)(x) Representation):

(a)one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date the Notice of Proxy Access Nomination is delivered to or mailed and received by the corporation, the Eligible Stockholder owns, and has owned continuously for the preceding three years, the Required Shares, as well as the Eligible Stockholder’s agreement to provide: (i) within five business days after the record date for the meeting, written statements from the record holder and any intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date, and (ii) immediate notice if the Eligible Stockholder ceases to own any of the Required Shares prior to the date of the applicable annual meeting of stockholders;
(b)documentation satisfactory to the corporation demonstrating that a group of funds treated as one stockholder for purposes of this Section 2.14 are under common management and investment control;
(c)the written consent of each Proxy Access Nominee to be named in any proxy statement and any associated proxy card for the applicable meeting as a nominee and to serve as a director, if elected;
(d)a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act;
(e)in the case of a nomination by a group of stockholders that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and all matters related thereto, including withdrawal of the nomination;
(f)representations that the Eligible Stockholder (including each member of any group of stockholders that together is an Eligible Stockholder hereunder): (i) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the corporation, and does not presently have such intent, (ii) has not nominated and will not nominate for election to the board of directors at the meeting any person other than the Proxy Access Nominee(s) being nominated pursuant to this Section 2.14, (iii) has not engaged and will not engage in, and has not and will not be, a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Proxy Access Nominee or a board nominee, (iv) will not distribute to any stockholder any form of proxy for the meeting other than the form distributed by the corporation, (v) intends to continue to own the Required Shares through the date of the meeting, (vi) will provide facts, statements and other information in all communications with the corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, (vii) is not and will not become party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Proxy Access Nominee, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation or (B) any Voting Commitment that could limit or interfere with such Proxy Access Nominee’s ability to comply, if elected as a director of the corporation, with such person’s fiduciary duties under applicable law, (viii) is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the corporation; and
(g)an undertaking that the Eligible Stockholder agrees to (i) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the corporation’s stockholders or out of the information that the Eligible Stockholder provided to the corporation, (ii) indemnify and hold harmless the corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 2.14, (iii) file with the SEC all soliciting and other materials required under Rule 14a-6 under the Exchange Act and (iv) comply with all other applicable laws, rules, regulations and listing standards with respect to any solicitation in connection with the meeting. The inspector of elections shall not give effect to the Eligible Stockholder’s votes with respect to the election of directors if the Eligible Stockholder does not comply with each of the representations in clause (f) above.
The Eligible Stockholder may include with its timely notice of nomination a written statement for inclusion in the corporation’s proxy statement for the meeting, not to exceed 500 words, in support of the Proxy Access Nominee’s candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Section 2.14, the corporation may omit from its proxy materials any information or Statement that it believes would violate any applicable law, rule, regulation or listing standard.
Within the time period specified in this Section 2.14 for providing a Notice of Proxy Access Nomination, a Proxy Access Nominee must deliver to the secretary of the corporation a written representation and agreement that such Proxy Access Nominee: (i) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Proxy Access Nominee, if elected as a director, will act or vote on any issue or question that has not been disclosed to the corporation, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with his or her candidacy for the board or his or her service or action as a director that has not been disclosed to the corporation and (iii) will comply with applicable law and listing standards, all of the corporation’s corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, and any other policies and guidelines applicable to directors. At the request of the corporation, the Proxy Access Nominee must submit all completed and signed questionnaires required of the corporation’s directors and officers. The corporation may also require that any Proxy Access Nominee furnish such other information as may reasonably be required by the corporation as necessary to permit the board of directors to determine whether each Proxy Access Nominee (i) is independent under applicable law, applicable listing standards, any applicable rules or regulations of the SEC and any publicly disclosed standards used by the board in determining and disclosing the independence of the corporation’s directors (the “Applicable Independence Standards”), (ii) such Proxy Access Nominee has any direct or indirect relationship with the corporation other than those relationships that the board of directors or a committee of the board deems to be permitted under the corporation’s policies and procedures, including its conflict of interest policies and (iii) such Proxy Access Nominee is or has been subject to (A) any event specified in Item 401(f) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”) or (B) any order of the type specified in Rule 506(d) of Regulation D under the Securities Act. If the board of directors determines that the Proxy Access Nominee is not independent under the applicable standards, the Proxy Access Nominee will not be eligible for inclusion in the corporation’s proxy materials. The corporation may also require any Proxy Access Nominee to furnish such other information as may reasonably be required by the corporation that the corporation reasonably believes could be material to a reasonable stockholder’s understanding of (i) the independence, or lack thereof, of such Proxy Access Nominee and (ii) the qualifications or eligibility of such Proxy Access Nominee to serve as a director of the corporation.
In the event that any information or communications provided by the Eligible Stockholder or Proxy Access Nominee to the corporation or its stockholders ceases to be true and correct in any respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Proxy Access Nominee, as the case may be, shall promptly notify the secretary of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct.
The corporation shall not be required to include, pursuant to this Section 2.14, a Proxy Access Nominee in its proxy materials (or, if the corporation’s proxy statement has already been filed, to allow the nomination of a Proxy Access Nominee, notwithstanding that proxies in respect of such vote may have been received by the corporation):
(a)for any meeting for which the secretary receives a notice that the Eligible Stockholder or any other stockholder has nominated a Proxy Access Nominee for election to the board of directors pursuant to the requirements of Section 2.13 and does not expressly elect at the time of providing the notice to have its nominee included in the corporation’s proxy materials pursuant to this Section 2.14;
(b)if the Eligible Stockholder who has nominated such Proxy Access Nominee has nominated for election to the board of directors at the annual meeting any person pursuant to Section 2.13, or has or is currently engaged in, or has been or is a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act, in support of the election of any individual as a director at the meeting other than its Proxy Access Nominee(s) or a board nominee;
(c)if the Proxy Access Nominee is or becomes a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the corporation, or is receiving or will receive any such compensation or other payment from any person or entity other than the corporation, in each case in connection with service as a director of the corporation, and such agreement, arrangement or understanding has not been disclosed to the corporation;
(d)if the Proxy Access Nominee is or becomes a party to any commitment or assurance to, any person or entity as to how such Proxy Access Nominee, if elected as a director, will act or vote on any issue or question, and such commitment or assurance has not been disclosed to the corporation;
(e)who is not independent under the Applicable Independence Standards, as determined by the board of directors;
(f)whose election as a member of the board of directors would cause the corporation to be in violation of these bylaws, the corporation’s certificate of incorporation, the listing standards of the principal exchange upon which the corporation’s capital stock is traded, or any applicable state or federal law, rule or regulation;
(g)who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;
(h)whose then-current or within the preceding ten (10) years’ business or personal interests place such Proxy Access Nominee in a conflict of interest with the corporation or any of its subsidiaries that would cause such Proxy Access Nominee to violate any fiduciary duties of directors established pursuant to the DGCL, including but not limited to, the duty of loyalty and duty of care, as determined by the board of directors;
(i)who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years;
(j)who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act;
(k)if such Proxy Access Nominee or the applicable Eligible Stockholder shall have provided information to the corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the board of directors; or
(l)if the Eligible Stockholder or applicable Proxy Access Nominee otherwise contravenes any of the agreements or representations made by such Eligible Stockholder or Proxy Access Nominee or fails to comply with its obligations pursuant to Section 2.13 or this Section 2.14.
Notwithstanding anything to the contrary set forth herein, the board of directors or the person presiding at the meeting shall declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the corporation, if (a) the Proxy Access Nominee(s) and/or the applicable Eligible Stockholder shall have breached its or their obligations, agreements, representations, undertakings and/or obligations under Section 2.13 or this Section 2.14, as determined by the board of directors or the person presiding at the meeting, or (b) the Eligible Stockholder (or a qualified representative thereof) does not appear at the meeting to present any nomination pursuant to this Section 2.14.
The Eligible Stockholder (including any person who owns shares that constitute part of the Eligible Stockholder’s ownership for purposes of satisfying this Section 2.14) shall file with the SEC any solicitation or other communication with the corporation’s stockholders relating to the meeting at which the Proxy Access Nominee will be nominated, regardless of whether any such filing is required under the Proxy Rules or whether any exemption from filing is available for such solicitation or other communication under the Proxy Rules.
The board of directors (and any other person or body authorized by the board of directors) shall have exclusive power and authority to interpret this Section 2.14 and to make any and all determinations necessary or advisable to apply this Section 2.14 to any persons, facts or circumstances, including the power to determine (a) whether a person or group of persons qualifies as an Eligible Stockholder; (b) whether outstanding shares of the corporation’s capital stock are “owned” for purposes of meeting the ownership requirements of this Section 2.14; (c) whether a notice complies with the requirements of this Section 2.14; (d) whether a person satisfies the qualifications and requirements to be a Proxy Access Nominee; (e) whether inclusion of the Required Information in the corporation’s proxy statement is consistent with all applicable laws, rules, regulations and listing standards; and (f) whether any and all requirements of Section 2.13 and this Section 2.14 have been satisfied. Any such interpretation or determination adopted in good faith by the board of directors (or any other person or body authorized by the board of directors) shall be conclusive and binding on all persons, including the corporation and all record or beneficial owners of stock of the corporation.

2.15 BUSINESS AT MEETINGS OF STOCKHOLDERS
At any meeting of stockholders, only such business shall be transacted as shall have been properly brought before the meeting. To be properly brought before a meeting of stockholders, business must be (a) specified in the notice of meeting (or any supplement or amendment thereto) given by or at the direction of the board of directors, (b) otherwise properly brought before the meeting by or at the direction of the board of directors or (c) in the case of an annual meeting of stockholders, properly brought before the meeting by a stockholder who is entitled to vote and who has complied with the procedures established by this Section 2.15. For business to be properly brought before an annual meeting by a stockholder (other than the nomination of a person for election as a director, which is governed by Section 2.13 of these bylaws), the Proponent (defined in Section 2.13) must have given timely and proper notice thereof in writing to the secretary of the corporation, in accordance with, and containing all information provided for, in this Section 2.15, and such business must be a proper matter for stockholder action under the DGCL.
To be timely, a Proponent’s notice must be delivered to or mailed to the secretary of the corporation and received at the principal executive offices of the corporation prior to the close of business not less than ninety (90) nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, in the event the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by the corporation not later than the close of business on the later of the 90th day prior to the date of the meeting or the 10th day following the date of Public Disclosure (defined in Section 2.13) of the date of the annual meeting. In no event shall any adjournment or postponement of an annual meeting of stockholders or announcement thereof commence a new time period or extend any time period for the giving of a Proponent’s notice as required by this Section 2.15.
A Proponent’s notice to the secretary shall set forth: (a) as to each matter the Proponent proposes to bring before the annual meeting, a description of the business desired to be brought before the annual meeting, the reasons for transacting such business at the meeting and the text of any resolutions to be proposed, and whether the Proponent has communicated with any other stockholder or beneficial owner of shares of stock of the corporation regarding such business and (b) as to the Proponent and any Stockholder Associated Person (defined in Section 2.13) on whose behalf the proposal is being made, (i) the name and address of the Proponent, and any holder of record of the Proponent’s shares of stock, as they appear on the corporation’s books, and of any Stockholder Associated Person, (ii) the class and number of shares of stock of the corporation that are owned (beneficially and of record) by or on behalf of the Proponent and by or on behalf of any Stockholder Associated Person as of the date of the Proponent’s notice, the date such shares were acquired and the investment intent with respect thereto, (iii) a representation and agreement that the Proponent will notify the corporation in writing of the class and number of shares of stock of the corporation that are owned (beneficially and of record) by or on behalf of the Proponent and by or on behalf of any Stockholder Associated Person as of the record date for the meeting, not later than the close of business on the third business day following the later of the record date or the date of Public Disclosure of the record date, (iv) a description of all purchases and sales of, or other transactions involving in any way, shares of stock of the corporation by or on behalf of the Proponent and by or on behalf of any Stockholder Associated Person during the 24-month period prior to the date of the Proponent’s notice, including the date of the transactions, the class and number of shares and the consideration (without regard to whether such shares involved were or were not owned by the Proponent or any such person), (v) a description of any agreement, arrangement or understanding, including any Derivative Instrument (defined in Section 2.13), that has been entered into or is in effect as of the date of the Proponent’s notice, by or on behalf of the Proponent or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of stock price changes for, or increase or decrease the voting power of, the Proponent or any Stockholder Associated Person with respect to the corporation’s securities, (vi) a representation and agreement that the Proponent will notify the corporation in writing of any such agreement, arrangement or understanding, including any Derivative Instrument, that has been entered into or is in effect as of the record date for the meeting, not later than the close of business on the third business day following the later of the record date or the date of Public Disclosure of the record date, (vii) any material interest of the Proponent or any Stockholder Associated Person in such business, (viii) a description of any other agreement, arrangement or understanding that has been entered into or is in effect as of the date of the Proponent’s notice, between or among the Proponent, any Stockholder Associated Person or any other person, and that relates to such business, (ix) a representation and agreement that the Proponent will notify the corporation in writing of any agreement, arrangement or understanding of the type described in clause (viii) above that has been entered into or is in effect as of the record date for the meeting, not later than the close of business on the third business day following the later of the record date or the date of Public Disclosure of the record date, (x) a representation that the Proponent is the holder of record or beneficial owner of shares of stock of the corporation entitled to vote for the election of directors at the annual meeting and intends to appear in person or by proxy at the meeting to propose such business and (xi) a representation as to whether the Proponent intends to deliver a proxy statement and/or form of proxy to stockholders and/or otherwise to solicit proxies from stockholders in support of such proposal.

No business proposed by a stockholder shall be transacted at an annual meeting of stockholders except in accordance with the procedures set forth in this Section 2.15. If the Proponent intending to propose business at an annual meeting pursuant to this Section 2.15 does not give timely and proper notice thereof in writing to the secretary of the corporation, in accordance with, and containing all information provided for in, this Section 2.15, or if the Proponent (or a qualified representative of the Proponent) does not appear at the meeting to present the proposed business, then, in any such case, such business shall not be transacted, notwithstanding the fact that proxies in respect of such business may have been solicited or obtained. The chairman of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with the provisions of this Section 2.15, and, if the chairman should so determine, he or she shall declare to the meeting that such business was not properly brought before the meeting and shall not be transacted.
The requirements of this Section 2.15 shall apply to any business to be brought before an annual meeting of stockholders by a stockholder (other than the nomination by a stockholder of a person for election as a director, which is governed by Section 2.13 of these bylaws) without regard to whether such business also is intended to be included in the corporation’s proxy statement pursuant to Rule 14a‐8 of the Exchange Act or whether such business is presented to stockholders by means of a proxy solicitation by any person other than by or on behalf of the board of directors.
ARTICLE III
DIRECTORS
3.1 POWERS
Subject to the provisions of the DGCL and any limitations in the certificate of incorporation or these bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the board of directors.
3.2 NUMBER OF DIRECTORS; ELECTION; AND TERM OF OFFICE OF DIRECTORS
The board of directors shall consist of such number of directors determined from time to time by resolution of the board of directors. The number of directors may be changed by resolution of the board of directors, by an amendment to this bylaw, duly adopted by the board of directors or by the stockholders, or by a duly adopted amendment to the certificate of incorporation. The term of each director so elected shall be set forth in the certificate of incorporation.
No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
Each director, including a director elected to fill a vacancy, shall hold office until such director’s term expires and until such director’s successor shall be elected and qualified or until such director’s earlier death, resignation, retirement, disqualification or removal.
3.3 QUALIFICATION OF DIRECTORS
Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws, wherein other qualifications for directors may be prescribed.
3.4 RESIGNATION AND VACANCIES
Any director may resign at any time upon written notice to the corporation.
Unless otherwise provided in the certificate of incorporation or these bylaws:
(a)Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. So long as directors are divided into classes, such directors or director shall have the authority to appoint any newly appointed director to serve as a member of a particular class of directors.
(b)Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Directors appointed to fill a vacancy of such class or classes or series will be appointed to serve, so long as the directors are divided into classes, in the same class of directors as the director he or she is being appointed to replace.

If at any time, by reason of death or resignation or other cause, the corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of the stockholders in accordance with the provisions of the certificate of incorporation or these bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the DGCL.
If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), then the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten (10) percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 223 of the DGCL as far as applicable.
3.5 PLACE OF MEETINGS; MEETINGS BY TELEPHONE
The board of directors of the corporation may hold meetings, both regular and special, either within or outside the State of Delaware.
Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of the board of directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
3.6 FIRST MEETINGS
The first meeting of each newly elected board of directors shall be held at such time and place as shall be fixed by the vote of the stockholders at the annual meeting and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event of the failure of the stockholders to fix the time or place of such first meeting of the newly elected board of directors, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the board of directors, or as shall be specified in a written waiver signed by all of the directors.
3.7 REGULAR MEETINGS
Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board.
3.8 SPECIAL MEETINGS; NOTICE
Special meetings of the board may be called by the chairman of the board, or the chief executive officer, on three days’ notice to each director if provided either by mail or overnight courier, or on 24 hours’ notice if provided either personally, by telephone, or email; special meetings shall be called by the chief executive officer or secretary in like manner and on like notice on the written request of two directors unless the board consists of only one director, in which case special meetings shall be called by the chief executive officer or secretary in like manner and on like notice on the written request of the sole director.
3.9 QUORUM
At all meetings of the board of directors, a majority of the authorized number of directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation. If a quorum is not present at any meeting of the board of directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
3.10 WAIVER OF NOTICE
Whenever notice is required to be given under any provision of the DGCL or of the certificate of incorporation or these bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors, or members of a committee of directors, need be specified in any written waiver of notice unless so required by the certificate of incorporation or these bylaws.
3.11 ADJOURNED MEETING; NOTICE
If a quorum is not present at any meeting of the board of directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
3.12 BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING
Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the board or committee.
3.13 FEES AND COMPENSATION OF DIRECTORS
Unless otherwise restricted by the certificate of incorporation or these bylaws, the board of directors shall have the authority to fix the compensation of directors.
3.14 APPROVAL OF LOANS TO OFFICERS
The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing contained in this Section 3.14 shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.
3.15 REMOVAL OF DIRECTORS
Unless otherwise restricted by statute, by the certificate of incorporation or by these bylaws, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.
No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.
3.16 MAJORITY VOTING
Each director shall be elected by the vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee, with abstentions and broker non-votes not counted as votes cast either “for” or “against” such director’s election) at any meeting for the election of directors at which a quorum is present; provided that in a contested election (meaning that the number of persons properly nominated to serve as directors exceeds the number of directors to be elected), the directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at such meeting and entitled to vote on the election of directors. In the event the corporation receives proxies for disqualified or withdrawn nominees for the board of directors, any votes for such qualified or withdrawn nominees in the proxies will be treated as abstentions.
ARTICLE IV
COMMITTEES
4.1 COMMITTEES OF DIRECTORS
The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, with each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she, or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors or in the bylaws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) amend the certificate of incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the board of directors as provided in Section 151(a) of the DGCL, fix any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation), (ii) adopt an agreement of merger or consolidation under Sections 251 or 252 of the DGCL, (iii) recommend to the stockholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, (iv) recommend to the stockholders a dissolution of the corporation or a revocation of a dissolution, or (v) amend the bylaws of the corporation; and, unless the board resolution establishing the committee, the bylaws or the certificate of incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock, or to adopt a certificate of ownership and merger pursuant to Section 253 of the DGCL.
4.2 COMMITTEE MINUTES
Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.
4.3 MEETINGS AND ACTION OF COMMITTEES
Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Article III, Sections 3.5, 3.7, 3.8, 3.9, 3.10, 3.11, and 3.12 of these bylaws, with such changes in the context of those bylaws as are necessary to substitute the committee and its members (including its chairman) for the board of directors and its members (including its chairman); provided, however, that the time of regular meetings of committees may also be called by resolution of the board of directors and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The board of directors may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.
ARTICLE V
OFFICERS
5.1 OFFICERS
The officers of the corporation shall be a chief executive officer, a president, one or more vice presidents, a secretary, and a treasurer. The corporation may also have, at the discretion of the board of directors, a chairman of the board, one or more assistant vice presidents, assistant secretaries, assistant treasurers, and any such other officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws. Any number of offices may be held by the same person.
5.2 ELECTION OF OFFICERS
The officers of the corporation, except such officers as may be appointed in accordance with the provisions of Sections 5.3 or 5.5 of these bylaws, shall be chosen by the board of directors, subject to the rights, if any, of an officer under any contract of employment.
5.3 SUBORDINATE OFFICERS
The board of directors may appoint, or empower the chief executive officer to appoint, such other officers and agents as the business of the corporation may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the board of directors may from time to time determine.
5.4 REMOVAL AND RESIGNATION OF OFFICERS
Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the board of directors at any regular or special meeting of the board or, except in the case of an officer chosen by the board of directors, by any officer upon whom such power of removal may be conferred by the board of directors.
Any officer may resign at any time by giving written notice to the corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party.
5.5 VACANCIES IN OFFICES
Any vacancy occurring in any office of the corporation shall be filled by the board of directors.
5.6 CHAIRMAN OF THE BOARD

The chairman of the board, if such an officer be elected, shall, if present, preside at meetings of the board of directors and exercise and perform such other powers and duties as may from time to time be assigned to him by the board of directors or as may be prescribed by these bylaws. If there is no chief executive officer or president, then the chairman of the board shall also be the chief executive officer of the corporation and shall have the powers and duties prescribed in Section 5.7 of these bylaws.
5.7 CHIEF EXECUTIVE OFFICER
Subject to such supervisory powers, if any, as may be given by the board of directors to the chairman of the board, if there be such an officer, the chief executive officer shall, subject to the control of the board of directors, shall be responsible for corporate policy and strategy and general supervision, direction, and control of the business. He or she shall preside at all meetings of the stockholders and, in the absence or nonexistence of a chairman of the board, at all meetings of the board of directors. He or she shall have the general powers and duties of management usually vested in the office of chief executive officer of a corporation and shall have such other powers and duties as may be prescribed by the board of directors or these bylaws.
5.8 PRESIDENT
The president shall be the chief operating officer of the corporation, with general responsibility for the management and control of the operations of the corporation. The president shall, when requested, counsel with and advise the other officers of the corporation and shall perform such other duties as such officer may agree with the chief executive officer or as the board of directors may from time to time determine.
5.9 VICE PRESIDENT
Each vice president shall have such powers and perform such duties as may be assigned to him or her from time to time by the chairman of the board, the chief executive officer, or the president.
5.10 SECRETARY
The secretary shall keep or cause to be kept, at the principal executive offices of the corporation or such other place as the board of directors may direct, a book of minutes of all meetings and actions of directors, committees of directors, and stockholders. The minutes shall show the time and place of each meeting, whether regular or special (and, if special, how authorized and the notice given), the names of those present at directors’ meetings or committee meetings, the number of shares present or represented at stockholders’ meetings, and the proceedings thereof.
The secretary shall keep, or cause to be kept, at the principal executive offices of the corporation or at the office of the corporation’s transfer agent or registrar, as determined by resolution of the board of directors, a share register, or a duplicate share register, showing the names of all stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates evidencing such shares, and the number and date of cancellation of every certificate surrendered for cancellation.
The secretary shall give, or cause to be given, notice of all meetings of the stockholders and of the board of directors required to be given by law or by these bylaws. He or she shall keep the seal of the corporation, if one be adopted, in safe custody and shall have such other powers and perform such other duties as may be prescribed by the board of directors or by these bylaws.
5.11 TREASURER
The treasurer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings, and shares. The books of account shall at all reasonable times be open to inspection by any director.
The treasurer shall deposit all money and other valuables in the name and to the credit of the corporation with such depositaries as may be designated by the board of directors. He or she shall disburse the funds of the corporation as may be ordered by the board of directors, shall render to the chief executive officer and directors, whenever they request it, an account of all of his transactions as treasurer and of the financial condition of the corporation, and shall have such other powers and perform such other duties as may be prescribed by the board of directors or these bylaws.
5.12 ASSISTANT SECRETARY
The assistant secretary, or, if there is more than one, the assistant secretaries in the order determined by the stockholders or board of directors (or if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors or the stockholders may from time to time prescribe.
5.13 ASSISTANT TREASURER
The assistant treasurer, or, if there is more than one, the assistant treasurers, in the order determined by the stockholders or board of directors (or if there be no such determination, then in the order of their election), shall, in the absence of the treasurer or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the board of directors or the stockholders may from time to time prescribe.
5.14 AUTHORITY AND DUTIES OF OFFICERS
In addition to the foregoing authority and duties, all officers of the corporation shall respectively have such authority and perform such duties in the management of the business of the corporation as may be designated from time to time by the board of directors or the stockholders.
ARTICLE VI
INDEMNITY
6.1 INDEMNIFICATION OF DIRECTORS AND OFFICERS
The corporation shall, to the maximum extent and in the manner permitted by the DGCL, indemnify each of its directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 6.1, a “director” or “officer” of the corporation includes any person (i) who is or was a director or officer of the corporation, (ii) who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director or officer of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.
6.2 INDEMNIFICATION OF OTHERS
The corporation shall have the power, to the extent and in the manner permitted by the DGCL, to indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 6.2, an “employee” or “agent” of the corporation (other than a director or officer) includes any person (i) who is or was an employee or agent of the corporation, (ii) who is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.
6.3 INSURANCE
The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the DGCL.
6.4 ADVANCEMENT
The right to indemnification conferred in the certificate of incorporation and these bylaws shall include the right to be paid by the corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (an “Advancement of Expenses”); provided, however, that an Advancement of Expenses incurred by or on behalf of an indemnitee shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section 6.4 or otherwise.
ARTICLE VII
RECORDS AND REPORTS
7.1 MAINTENANCE AND INSPECTION OF RECORDS

The corporation shall, either at its principal executive offices or at such place or places as designated by the board of directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these bylaws as amended to date, accounting books, and other records.
Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in Delaware or at its principal place of business.
The officer who has charge of the stock ledger of a corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.
7.2 INSPECTION BY DIRECTORS
Any director shall have the right to examine the corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his position as a director. The Court of Chancery is hereby vested with the exclusive jurisdiction to determine whether a director is entitled to the inspection sought. The Court of Chancery may summarily order the corporation to permit the director to inspect any and all books and records, the stock ledger, and the stock list and to make copies or extracts therefrom. The Court of Chancery may, in its discretion, prescribe any limitations or conditions with reference to the inspection, or award such other and further relief as the Court of Chancery may deem just and proper.
7.3 ANNUAL STATEMENT TO STOCKHOLDERS
The board of directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the corporation.
7.4 REPRESENTATION OF SHARES OF OTHER CORPORATIONS
The chairman of the board, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this corporation, or any other person authorized by the board of directors or the chief executive officer or the president or a vice president, is authorized to vote, represent, and exercise on behalf of this corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
ARTICLE VIII
GENERAL MATTERS
8.1 CHECKS
From time to time, the board of directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the corporation, and only the persons so authorized shall sign or endorse those instruments.
8.2 EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS
The board of directors, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the board of directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
8.3 STOCK CERTIFICATES; PARTLY PAID SHARES

The shares of a corporation shall be represented by certificates, provided that the board of directors of the corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Notwithstanding the adoption of such a resolution by the board of directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the corporation by the chairman or vice-chairman of the board of directors, or the chief executive officer, president, or vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of such corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
The corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, upon the books and records of the corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
8.4 SPECIAL DESIGNATION ON CERTIFICATES
If the corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the corporation shall issue to represent such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
8.5 LOST CERTIFICATES
Except as provided in this Section 8.5, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the corporation and cancelled at the same time. The corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
8.6 CONSTRUCTION; DEFINITIONS
Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.
8.7 DIVIDENDS
The directors of the corporation, subject to any restrictions contained in the certificate of incorporation, may declare and pay dividends upon the shares of its capital stock pursuant to the DGCL. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock.
The directors of the corporation may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the corporation, and meeting contingencies.
8.8 FISCAL YEAR
The fiscal year of the corporation shall be fixed by resolution of the board of directors and may be changed by the board of directors.
8.9 SEAL

The seal of the corporation shall be such as from time to time may be approved by the board of directors.
8.10 TRANSFER OF STOCK
Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction in its books.
8.11 STOCK TRANSFER AGREEMENTS
The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
8.12 REGISTERED STOCKHOLDERS
The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
8.13 SEVERABILITY
If any provision of these bylaws (or any portion, including words or phrases, thereof) or the application of any provision (or any portion, including words or phrases, thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect under applicable law by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances, which unaffected provisions (or portions thereof) shall remain valid, legal and enforceable to the fullest extent permitted by law.
ARTICLE IX
AMENDMENTS
The original or other bylaws of the corporation may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.
ARTICLE X
DISSOLUTION
If it should be deemed advisable in the judgment of the board of directors of the corporation that the corporation should be dissolved, the board, after the adoption of a resolution to that effect by a majority of the whole board at any meeting called for that purpose, shall cause notice to be mailed to each stockholder entitled to vote thereon of the adoption of the resolution and of a meeting of stockholders to take action upon the resolution.
At the meeting, a vote shall be taken for and against the proposed dissolution. If a majority of the outstanding stock of the corporation entitled to vote thereon votes for the proposed dissolution, then a certificate stating that the dissolution has been authorized in accordance with the provisions of Section 275 of the DGCL and setting forth the names and residences of the directors and officers shall be executed, acknowledged, and filed, and shall become effective in accordance with Section 103 of the DGCL. Upon such certificate’s becoming effective in accordance with Section 103 of the DGCL, the corporation shall be dissolved.
Whenever all the stockholders entitled to vote on a dissolution consent in writing, either in person or by duly authorized attorney, to a dissolution, no meeting of directors or stockholders shall be necessary. The consent shall be filed and shall become effective in accordance with Section 103 of the DGCL. Upon such consent’s becoming effective in accordance with Section 103 of the DGCL, the corporation shall be dissolved. If the consent is signed by an attorney, then the original power of attorney or a photocopy thereof shall be attached to and filed with the consent. The consent filed with the Secretary of State shall have attached to it the affidavit of the secretary or some other officer of the corporation stating that the consent has been signed by or on behalf of all the stockholders entitled to vote on a dissolution; in addition, there shall be attached to the consent a certification by the secretary or some other officer of the corporation setting forth the names and residences of the directors and officers of the corporation.

ARTICLE XI
CUSTODIAN
11.1 APPOINTMENT OF A CUSTODIAN IN CERTAIN CASES
The Court of Chancery, upon application of any stockholder, may appoint one or more persons to be custodians and, if the corporation is insolvent, to be receivers, of and for the corporation when:
a.at any meeting held for the election of directors, the stockholders are so divided that they have failed to elect successors to directors whose terms have expired or would have expired upon qualification of their successors; or
b.the business of the corporation is suffering or is threatened with irreparable injury because the directors are so divided respecting the management of the affairs of the corporation that the required vote for action by the board of directors cannot be obtained and the stockholders are unable to terminate this division; or
c.the corporation has abandoned its business and has failed within a reasonable time to take steps to dissolve, liquidate or distribute its assets.
11.2 DUTIES OF CUSTODIAN
The custodian shall have all the powers and title of a receiver appointed under Section 291 of the DGCL, but the authority of the custodian shall be to continue the business of the corporation and not to liquidate its affairs and distribute its assets, except when the Court of Chancery otherwise orders and except in cases arising under Sections 226(a)(3) or 352(a)(2) of the DGCL.
ARTICLE XII
EXCLUSIVE FORUM FOR ADJUDICATION OF DISPUTES
12.1 FORUM FOR ADJUDICATION OF DISPUTES
Unless the board of directors of the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation; (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the corporation to the corporation or the corporation’s stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the certificate of incorporation or these bylaws (as any such may be amended from time to time); or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein.